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                                                                      EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                         QUARTER ENDED          THREE QUARTERS ENDED
                                                     SEPT. 24,    SEPT. 25,    SEPT. 24,    SEPT. 25,
                                                        1999        1998          1999         1998
                                                     ---------    ---------    ---------    ---------

Weighted-average number of shares
    outstanding during period                          16,474       16,248       16,473       16,184
Add Common Stock equivalents -
     incremental shares under stock option plans          247          611          310          752
                                                      -------      -------      -------      -------

Number of shares on which diluted
    earnings per share is based                        16,721       16,859       16,783       16,936
                                                      =======      =======      =======      =======

Net income for the period                             $ 3,530      $ 6,216      $14,546      $17,127
                                                      =======      =======      =======      =======

Diluted earnings per share                            $  0.21      $  0.37      $  0.87      $  1.01
Basic earnings per share                              $  0.21      $  0.38      $  0.88      $  1.06



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